EXHIBIT 10.14

Director Compensation Arrangements

Annual compensation to consist of cash fees of $20,000 to be paid in quarterly increments, and a grant of stock options with a value of $25,000 at the grant date, which shall be the fifth business day following the Corporation’s annual stockholders meeting, with all such awards to vest in full in equity quarterly increments over a period of one year from the grant date.

In addition, all non-employee directors shall be reimbursed for their expenses incurred in connection with attending Board and Committee meetings.